EXHIBIT 99.1
                              PRESS RELEASE








          Wireless One, Inc. Announces $20,000,000 Senior
                Secured Discretionary Note Facility

     JACKSON,  Miss.,  Sept.  8/PRNewswire/  -- Wireless One, Inc. (Nasdaq:
WIRL) announced today that it has obtained a $20,000,000 Senior Secured Discretionary Note Facility. On September 4, 1998, the Company issued senior secured notes in the amount of $12,500,000. All of the notes (i) mature on April 15, 1999, (ii) pay 13% per annum interest, (iii) are secured by substantially all of the Company's assets. Upon the request of the Company, the purchaser of the Notes may at its sole discretion purchase up to an additional $7,500,000 of the notes. Such additional notes will be subject to the same terms and conditions as the notes which were issued on September 4, 1998 and will also mature on April 15, 1999. In connection with the purchase of the Notes, the Company also issued to the purchaser of the Notes seven year detachable warrants to purchase up to 6% of Wireless One, Inc.'s fully-diluted common stock.

     Wireless One, Inc. will apply the proceeds from the senior secured notes to fund capital expenditures and operating costs to build out its spectrums. The Company is a broadband wireless access provider with exclusive licenses in the Multi-Point Multi-Channel Distribution System ("MMDS") and Wireless Communications Spectrum ("WCS"). The MMDS and WCS licenses cover an estimated 7,700,000 households and 800,000 businesses in 67 markets located in 11 contiguous states in the Southeastern United States. In addition, the Company owns a 50% interest in Wireless One of North Carolina, L.L.C. a joint venture that holds exclusive MMDS and WCS licenses in 13 markets in North Carolina that cover an estimated additional 3,000,000 households and 290,000 businesses in North Carolina.

     The Company's business plan focuses on data services and video services to maximize the economic value of its MMDS and WCS spectrums. The Company's data service marketed under the name "WarpOne" is a high-speed (burstable to 10 megs downstream and 1.5 megs upstream), two-way, wireless Internet access product. WarpOne was launched in Jackson, MS in April and expanded to Baton Rouge, LA in July and is initially being targeted to medium and small size commercial customers who desire a reliable, high-speed Internet access. The Company has been pleased with the responses to WarpOne from the business community and expects to launch additional markets in the near term. Future data services that can be delivered utilizing the Company's MMDS and WCS spectrums including Local Loop and Network Access for a broad range of data services as well as offerings to multi-dwelling units ("MDU") for high-speed Internet access.

     The Company currently provides video services in 37 of its markets. The Company is expanding its MDU product by combining its MMDS channels with DirecTV's Direct Broadcasting Service ("DBS") which together offers MDU property owners and residents access to over 200 video channels. In addition, DirecTV bears a significant portion of the costs for subscriber equipment at installation, thus, decreasing the level of capital expenditures required to provide video service to these customers.

     Henry M. Burkhalter, President and CEO, stated, "We are pleased to have entered into this $20,000,000 Senior Secured Discretionary Note Facility. The initial $12,500,000 the Company is receiving as a result of the sale of the Notes, will provide us cash over the near-term to enable us to go forward with our business plan. I am very excited about what the future holds for our MMDS and WCS spectrums. We have transitioned ourselves from a pure video provider serving single family subscribers to a multi-facet broadband wireless access provider with a future that will include an array of data services such as Local Loop and Network access. In 1997 we successfully bid for licenses for the WCS in a FCC auction for primarily all of the Southeastern United States. This allowed our engineers to develop our Internet access product to go two-way wireless without using a MMDS channel for upstream transmission that would have required FCC approval. I have been an operator in this industry since 1993 and am convinced that the potential for the MMDS and WCS spectrums is more promising than ever before."

     Forward-Looking Statement Disclaimer
     Certain statements made in this press release, including statements that are not a statement of historical fact, may constitute "forward-looking" statements as defined in the Securities Act of 1933, as amended. Actual results may differ materially from those projected in any forward-looking statement. Readers are encouraged to read the section entitled "Factors that May Affect Future Results of the Company" in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, the section entitled "Liquidity and Capital Resources" in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 which contains information and analysis with respect to certain factors that could cause the Company's results to differ materially from those contained in any forward-looking statements made in this press release.

     Wireless One, Inc., is a broadband operator that provides wireless video and data transmission services over its own MMDS and WCS spectrums to subscribers in the Southeastern United States. The Company targets its subscription services to suburban and rural households, businesses and apartments that are generally unable to receive hardwire alternatives.

     Wireless One currently operates 37 systems. Wireless One has the rights to 43 other markets that represent future development markets. The Company takes advantage of geographically clustered systems for cost-effective delivery of its video and data transmission services in Texas, Louisiana, Mississippi, Alabama, Tennessee, Florida and Georgia.


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